Exhibit 99.1

SPAR Group Reports 2014 Third Quarter Year-Over-Year Revenue Growth of 12% and Earns $0.02 per Share

WHITE PLAINS, N.Y., November 13, 2014 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced its financial results for the three and nine month periods ended September 30, 2014. Revenue for the three and nine months ended September 30, 2014 totaled $31.0 million and $90 million, an increase of approximately 12% for both periods. Earnings per share for the 2014 three and nine month periods were $0.02 and $0.03, respectively.

Jill Blanchard, Chief Executive Officer of SPAR Group, commented, “Our year-over-year revenue growth of 12%, achieving profitability and maintaining stable gross profit margins all fall in line with our expectations and is a direct result of the strategic initiatives we have been successful in implementing. Our discipline and focus on cultivating more senior client relationships and playing a more integrated role in our international countries has allowed us to renew contracts with expanded service offerings and in new territories. As I have mentioned previously, we see continued room for growth internationally. While we are pleased with our 18% quarterly revenue growth, markets such as Mexico, South Africa and China present very exciting opportunities for us in the future. I am proud of the progress our team has made across all fronts and look forward to continued success for SPAR Group in the future.”

Financial Results for the Three and Nine month Periods ended September 30, 2014 and 2013

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
			Change				Change
	2014	2013	$	%	2014	2013	$	%

Net Revenue:
Domestic	$11,666	$11,327	$339	3%	$35,265	$32,390	$2,875	9%
International	19,343	16,426	2,917	18%	54,704	47,762	6,942	15%
Total	$31,009	$27,753	$3,256	12%	$89,969	$80,152	$9,817	12%

Gross Profit:
Domestic	$3,774	$3,446	$328	10%	$10,787	$9,908	$879	9%
International	3,532	3,079	453	15%	10,449	8,992	1,457	16%
Total	$7,306	$6,525	$781	12%	$21,236	$18,900	$2,336	12%

Operating Income (Loss):
Domestic	$557	$99	$458	463%	$852	$383	$469	123%
International	(10)	291	(301)	(103)%	602	520	82	16%
Total	$547	$390	$157	40%	$1,454	$903	$551	61%

Net Income (loss) attributable to SPAR Group, Inc.:
Domestic	$390	$192	$198	103%	$500	$236	$264	112%
International	(7)	139	(146)	(104)%	90	8	82	1,025%
Total	$383	$331	$52	16%	$590	$244	$346	142%

Earnings (loss) per Diluted Share:
	$0.02	$0.02	$-		$0.03	$0.01	$0.02

Financial Highlights for the Three Months Ending September 30, 2014

●	Revenue for the 2014 third quarter totaled $31 million, an increase of 12% as compared to $27.8 million for the 2013 third quarter;

●	Domestic and international revenue for the 2014 third quarter increased 3% and 18% respectively, compared to last year;

●	Gross profit for the 2014 third quarter totaled $7.3 million, an increase of 12% as compared to $6.5 million for the 2013 third quarter;

●	Domestic and international gross profit increased 10% and 15% respectively;

●	Gross profit margin remained constant at 24% for both third quarter periods; and

●	Net income for the 2014 third quarter totaled $383,000 or $0.02 per diluted share as compared to net income of $331,000 or $0.02 per diluted share, for the corresponding period last year.

Domestic net revenue totaled $11.7 million in the three months ended September 30, 2014, compared to $11.3 million for the same period in 2013, an increase of approximately $400,000 or 3%. The increase was primarily due to incremental revenue from project work compared to the same period last year. International net revenue totaled $19.3 million for the three months ended September 30, 2014, compared to $16.4 million for the same period in 2013, an increase of $2.9 million or 18%. The increase in net revenue was primarily due to increased revenue in China (primarily due to the recent acquisition in that territory), Mexico, India and South Africa, partially offset by lower revenue in Japan.

Domestic gross profit margins increased 2 percentage points to 32% of net revenue for the three months ended September 30, 2014, compared to 30% of net revenue for the three months ended September 30, 2013. The increase in gross profit margins was due primarily to a more favorable mix of higher margin project work compared to last year. Internationally, the gross profit margins declined 1 percentage point to 18% of net revenue for the three months ended September 30, 2014, compared to 19% of net revenue for the three months ended September 30, 2013. The decrease in gross profit margin was primarily due to slight margin declines in China, Canada and Turkey partially offset by margin improvements in South Africa and Mexico compared to last year.

The Company reported net income of $383,000 for the three months ended September 30, 2014, or $0.02 per diluted share, compared to net income of $331,000, or $0.02 per diluted share, for the corresponding period last year.

Financial Highlights for the Nine Months Ending September 30, 2014

●	Revenue for the first nine months of 2014 totaled $90 million, an increase of 12% compared to $80.2 million for the first nine months of 2013;

●	Domestic and international revenue for the nine month period ending September 30, 2014 increased 9% and 15% respectively, compared to the same period last year;

●	Gross profit for the first nine months of 2014 totaled $21.2 million, an increase of 12% compared to $18.9 million for the same period in 2013;

●	Gross profit domestically and internationally increased 9% and 16% respectively;

●	Gross profit margin remained unchanged at 24% during both nine month periods; and

●	Net income for the first nine months of 2014 totaled $590,000 or $0.03 per diluted share compared to net income of $244,000 or $0.01 per diluted share.

Domestic net revenue totaled $35.3 million in the nine months ended September 30, 2014, compared to $32.4 million for the same period in 2013. Domestic net revenue increase of approximately $2.9 million or 9% was due primarily to incremental project work compared to the same period in 2013. International net revenue totaled $54.7 million for the nine months ended September 30, 2014, compared to $47.8 million for the same period in 2013, an increase of $6.9 million or 15%. The increase in net revenue was primarily due to the acquisition in China and revenue improvement in all international markets but Australia and Turkey.

Domestic and international gross profit margins for the nine month period ending September 30, 2014 of 31% and 19% remained comparable to the same period in 2013.

The Company reported net income of $590,000 for the nine months ended September 30, 2014, or $0.03 per diluted share, compared to net income of $244,000, or $0.01 per diluted share, for the corresponding period last year.

Balance Sheet as of September 30, 2014

As of September 30, 2014, cash and cash equivalents increased to $5.6 million as compared to $2.8 million as of December 31, 2013. Working capital was $14.8 million and current ratio was 2.1 to 1. Total current assets and total assets were $28.4 million and $38.2 million, respectively. Current and total liabilities were $13.6 million and $17.7 million respectively, total equity was $20.5 million as of September 30, 2014.

Conference Call Details:

Date: Friday, November 14, 2014
Time: 11:00 a.m. ET
TOLL-FREE: 1-888-264-8931
TOLL/INTERNATIONAL: 1-913-981-4901

Webcast: http://investors.sparinc.com/releases.cfm or http://public.viavid.com/index.php?id=111918

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. ET call. A telephonic replay of the conference call may be accessed approximately three hours after the call through November 21, 2014 by dialing 1-877-870-5176 or 1-858-384-5517 for international callers, and entering the replay pin number 7552665.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, value, grocery, drug, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in 9 countries that encompass approximately 50% of the total world population through its operations in the United States, Canada, Japan, South Africa, India, China, Australia, Mexico and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call referenced above are forward-looking, including (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company's five corporate objectives (growth, customer value, employee development, productivity & efficiency, and earnings per share), building upon the Company's strong foundation, leveraging compatible global opportunities, improving on the value we already deliver to customers, our growing client base, continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs and consummating any transactions. You should not place undue reliance on the Company's forward-looking statements and similar information because they are based on the Company's plans, intentions, expectations and estimates (although it believes them to be reasonable) and involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause them to fail to occur or be realized or to be materially and adversely different from those the Company planned, intended, expected or estimated.

You should carefully review the risk factors described in the Company's most recent Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information contained or incorporated by reference into the Company's most recent Annual Report or more recent Quarterly and Current Reports as filed with the Securities and Exchange Commission (each a "SEC Report"). The Company's forward-looking statements, risk factors and other risks, cautions and information (whether contained in this news release, the update conference call referenced above or any applicable SEC Report) are based on the information then available to the Company and speak only as of the applicable date. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Over time, the Company's actual assets, business, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievements, results, risks, trends or condition will likely differ from those expressed or implied by the Company's forward-looking statements, and such difference could be significant and materially adverse to the Company and the value of your investment in the Company's Common Stock. The Company does not intend or promise to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

All of the Company's forward-looking statements and other information contained in this news release or presented during the update conference call referenced above are expressly qualified by all such risk factors and other risks, cautions and information contained or referenced in each of the Company's applicable SEC Reports.

Company Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investor Contact:
Valter Pinto
Capital Markets Group, LLC
(914) 669-0222 or (212) 398-3486
valter@capmarketsgroup.com

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net revenues	$31,009	$27,753	$89,969	$80,152
Cost of revenues	23,703	21,228	68,733	61,252
Gross profit	7,306	6,525	21,236	18,900

Selling, general and administrative expenses	6,329	5,747	18,522	16,900
Depreciation and amortization	430	388	1,260	1,097
Operating income	547	390	1,454	903

Interest expense	44	28	128	80
Other (income) expense, net	(89)	(5)	(202)	(73)
Income before provision for income taxes	592	367	1,528	896

Income tax expense (benefit)	21	(139)	373	200
Income from continuing operations	571	506	1,155	696
Income from discontinued operations	–	17	–	98
Net income	571	523	1,155	794
Net income attributable to the non-controlling interest	(188)	(192)	(565)	(550)
Net income attributable to SPAR Group, Inc.	$383	$331	$590	$244

Basic income per common share:
Continuing operations	$0.02	$0.02	$0.03	$0.01
Discontinued operations	$-	$-	$-	$-

Diluted income per common share:
Continuing operations	$0.02	$0.02	$0.03	$0.01
Discontinued operations	$-	$-	$-	$-

Weighted average common shares – basic	20,584	20,503	20,585	20,483

Weighted average common shares – diluted	21,525	21,781	21,687	21,708

Net income	$571	$523	$1,155	$794
Other comprehensive (loss) income:
Foreign currency translation adjustments	(423)	56	(378)	(505)
Comprehensive income	$148	$579	$777	$289
Comprehensive income attributable to non-controlling interest	(188)	(192)	(565)	(550)
Comprehensive (loss) income attributable to SPAR Group, Inc.	$(40)	$387	$212	$(261)

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2014	December 31, 2013
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$5,622	$2,814
Accounts receivable, net	21,844	21,734
Deferred income taxes	410	456
Prepaid expenses and other current assets	509	642
Total current assets	28,385	25,646

Property and equipment, net	2,238	2,032
Goodwill	1,800	1,800
Intangible assets	3,339	2,259
Deferred income taxes	1,900	1,900
Other assets	493	641
Total assets	$38,155	$34,278

Liabilities and equity
Current liabilities:
Accounts payable	$3,695	$4,267
Accrued expenses and other current liabilities	8,149	5,854
Accrued expenses due to affiliates	729	560
Customer deposits	490	673
Lines of credit	503	696
Total current liabilities	13,566	12,050
Other long-term liabilities	4,120	3,672
Total liabilities	17,686	15,722

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares– 2,445,598 Issued and outstanding shares– None – September 30, 2014 and None – December 31, 2013	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued shares – 20,680,717 – September 30, 2014 and December 31, 2013	207	207
Treasury stock at cost 124,163 shares – September 30, 2014 and 181,931 shares – December 31, 2013	(188)	(356)
Additional paid-in capital	15,589	15,339
Accumulated other comprehensive loss	(1,409)	(1,031)
Retained earnings	2,244	1,654
Total SPAR Group, Inc. equity	16,443	15,813
Non-controlling interest	4,026	2,743
Total Equity	20,469	18,556

Total liabilities and equity	$38,155	$34,278

Note: The Balance Sheet at December 31, 2013, has been excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.